Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(303) 327-3030

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports Second Quarter 2005 Results;

Returns to Pro Forma1 Profitability

BROOMFIELD, Colo.--July 26, 2005--Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and an ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System certified supplier of high performance radio frequency (RF) components for the commercial communications and aerospace and defense (A&D) markets, today reported its financial results for the second fiscal quarter ended June 30, 2005.

Second Quarter Financial Highlights

  Sequential net revenue growth of 25%
  Sequential improvement in GAAP net loss to $531,000 or $(0.01) per basic share
  Pro forma1 net income of $423,000 or $0.01 per diluted share
  Increase in cash and short term investments of $1.5M sequentially
  Seventh consecutive quarter of positive cash flow from operations

Second Quarter Strategic Highlights

  Announced volume production of disc-shaped active antenna for SIRIUS Satellite Radio. This ultra-low profile antenna is available now packaged with SIRIUS portable "Plug & Play" radios and will also be sold separately.
  Announced membership in the new Russell Microcap(TM) Index when Russell Investment Group reconstituted its family of U.S. indexes at the close of market on June 24, 2005. The Russell Microcap(TM) Index includes the smallest 1,000 securities in the small-cap Russell 2000 Index plus the next 1,000 securities.
  Announced opening of a new customer support office in Shanghai, China. Sirenza now has two multiple-use facilities in China. The Shanghai office is headquarters for customer service and applications support in Asia, and the Shenzhen office, which opened in September 2002, provides technical applications support and acts as the Asia region test laboratory.
  Announced volume shipments of fully integrated PLL modules to a major Chinese wireless infrastructure OEM for GSM/EDGE wireless basestation platforms and the shipment of more than two million PLL modules from its state-of-the-art manufacturing and test facility in Broomfield, Colorado since the opening of this facility in the third quarter of 2003.

Sirenza's second quarter net revenues were $15.3 million, compared with $12.2 million for the first quarter of 2005 and with $15.7 million for the second quarter of 2004. Factory direct sales were 90% of net revenues, compared with 89% sequentially and 86% a year ago.

"For the second quarter we realized a return to significant sequential revenue growth, positive pro forma earnings and continued positive cash flow," said Robert Van Buskirk, president and chief executive officer of Sirenza Microdevices. "Our efforts at end-market diversification are gaining substantial traction as evidenced by the recent announcement regarding our SIRIUS antenna production and the potential for future high-performance RF components for SIRIUS," added Van Buskirk.

1Pro forma earnings and net income (loss) exclude the effects of charges for the amortization of acquisition-related intangible assets, compensation expenses related to employee equity awards, costs associated with a litigation settlement, restructuring charges, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities.

"In the second half of 2005 we expect to see improvement in gross margins, as well as growth in our core wireless infrastructure business and in newer end markets and product lines into which we've recently diversified. For our full 2005 fiscal year, we continue to anticipate year-over-year revenue growth, positive net income and positive cash flow from operations. We remain confident in our long-term business model and the long-term prospects for our RF components in the commercial communications and A&D markets."

The company's second quarter net loss was $531,000, or a loss of $(0.01) per basic share. This compared year-over-year with net income of $936,000, or $0.03 per diluted share and sequentially with a net loss of $1.8 million, or $(0.05) per basic share.

Excluding the effects of the charges detailed in the reconciliation of pro forma to GAAP results included with this press release, Sirenza's pro forma net income for the second quarter was $423,000, or $0.01 per diluted share. This compared year-over-year with pro forma net income of $1.3 million, or $0.04 per diluted share and sequentially with pro forma net loss of $1.1 million, or $(0.03) per basic share.

Sirenza's second quarter 2005 gross margin was 43%, compared with 49% a year ago and 44% sequentially. In the aggregate, the company's research and development, sales and marketing, and general and administrative expenses for the second quarter of 2005 were $6.6 million, compared with $6.3 million a year ago and $6.8 million sequentially.

At June 30, 2005, Sirenza's total assets were $53.4 million, including cash and cash equivalents, restricted cash and short-term investments of $13.3 million. Unrestricted cash and short-term investments totaled $12.5 million.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of pro forma net income (loss) and earnings (loss) per share calculations provide meaningful non-GAAP financial measures to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view pro forma results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with pro forma results for the second quarters of 2005 and 2004, respectively, and the first quarter of 2005 contained below.

Second Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 2:45 p.m. MDT / 4:45 p.m. EDT today to discuss the company's second quarter 2005 financial results and its current outlook for the third quarter of 2005. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza's website at www.sirenza.com. The teleconference webcast will be archived on this site until July 26, 2006, and a telephonic replay will be available at (800) 405-2236, conference ID number 11034637#, until August 2, 2005.

Also available on the Investor Relations page of Sirenza's website will be additional information to support the reconciliation of Sirenza's estimates of pro forma financial results for the third quarter of 2005, to be presented by the company in today's teleconference.

Sirenza Microdevices, Inc.

Headquartered in Broomfield, Colo., with design centers throughout the U.S., Sirenza Microdevices is a leading designer and an ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System certified (registered by QMI) supplier of high performance radio frequency (RF) components for the commercial communications and A&D equipment markets. Sirenza's integrated circuit (IC) and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, government and military specified components, and antennae and receivers for satellite radio. Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including statements regarding the future availability of SIRIUS products produced in collaboration with Sirenza, the potential for future collaboration with or sales of products to SIRIUS, Sirenza's current expectations for growth in the second half of 2005 in its core wireless infrastructure business and in newer end-markets and product lines into which it has recently diversified, as well as improvement in its gross margins; Sirenza's anticipation of year-over-year revenue growth, positive net income on and positive cash flow from operations for its full year 2005, and its confidence in its long-term business model and the long-term prospects for its RF components in the commercial communications and A&D markets. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: lower than expected demand for Sirenza's products at major OEMs as the result of industry consolidation or otherwise; lower than expected demand for RF components or broadband products in general or satellite radio antennae products in particular; possible delays by Sirenza's customers in the implementation of next-generation equipment or the introduction of new products; Sirenza's ability to successfully develop and release new products which meet customer demands and the acceptance and deployment of those products by Sirenza's intended customers; lower than expected OEM demand for increasing levels of integration; exertion of downward pressure on the pricing of Sirenza's components; product quality, performance and reliability problems that may disrupt Sirenza's business and harm its financial condition and results of operations; Sirenza's lack of market knowledge relative to other participants in new markets into which it has or may diversify; Sirenza's ability to successfully manage the risks associated with and to grow its aerospace and defense business; claims from time to time relating to the infringement of third-party proprietary rights, which even if not meritorious, could result in costly litigation, divert management's attention, prevent sales of Sirenza products or require it to enter into royalty or license agreements or pay damages; changes in the expected mix of sales of products between Sirenza's business divisions and within those divisions; lower-margin sales, such as sales of satellite radio antennae products, MCM products, and certain sales to higher-volume OEMs, increasing as a percentage of Sirenza's overall sales; Sirenza's ability to successfully differentiate itself from competitors in its markets; Sirenza's reliance on third parties for outsourced manufacturing, packaging and test services and supply; Sirenza's ability to successfully integrate the assets, personnel, operations and engineering teams and processes of any acquisitions with Sirenza; and/or Sirenza's ability to realize expected synergies of any acquisitions and the envisioned benefits to Sirenza. Each and all of these factors could be due to overall general economic or telecommunications market conditions, conditions in the commercial communications or A&D markets or any segment thereof, or otherwise. Additional factors include the possible underutilization of Sirenza's manufacturing facilities, whether as a result of the factors described above or otherwise. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza's Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission in May 2005 and March 2005, respectively. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net revenues	$ 15,267	$ 15,653	$ 27,434	$ 29,454
Cost of revenues	8,667	7,997	15,508	15,388
Gross profit	6,600	7,656	11,926	14,066
Operating expenses:
Research and development	2,563	2,327	5,374	4,440
Sales and marketing	1,872	2,067	3,703	3,970
General and administrative	2,164	1,939	4,364	3,764
Amortization of deferred stock compensation	--	--	--	3
Amortization of acquired intangible assets	465	380	930	811
Restructuring	(33)	--	(33)	--
Total operating expenses	7,031	6,713	14,338	12,988
Income (loss) from operations	(431)	943	(2,412)	1,078
Interest expense	1	3	3	8
Interest and other income (expense), net	(121)	45	(58)	77
Income (loss) before taxes	(553)	985	(2,473)	1,147
Provision for (benefit from) income taxes	(22)	49	(99)	49
Net income (loss)	$ (531)	$ 936	$ (2,374)	$ 1,098

Basic net income (loss) per share	$ (0.01)	$ 0.03	$ (0.07)	$ 0.03
Diluted net income (loss) per share	$ (0.01)	$ 0.03	$ (0.07)	$ 0.03

Shares used to compute basic net income (loss) per share	35,722	34,446	35,593	34,321
Shares used to compute diluted net income (loss) per share	35,722	37,136	35,593	37,213

Sirenza Microdevices, Inc.
Reconciliation of GAAP Results with Pro Forma Results
(In thousands, except per-share data)
(Unaudited)

The following table reconciles the company's net income (loss) as reported under accounting principles generally accepted in the United States (GAAP) with net income (loss) as adjusted by the items detailed below and presented in the news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help management and investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Net income (loss) as reported under GAAP	$ (531)	$ (1,843)	$ 936

Amortization of acquisition-related intangible assets	465	465	380
Restructuring	(33)	--	--
Expenses related to abandoned merger and acquisition activities	275	--	--
Write-off of deferred equity financing costs	--	215	--
Compensation expense related to employee equity awards	46	19	--
Litigation settlement	201	--	--

Pro forma net income (loss)	$ 423	$ (1,144)	$ 1,316

Pro forma net income (loss) per share
Basic	$ 0.01	$ (0.03)	$ 0.04
Diluted	$ 0.01	$ (0.03)	$ 0.04

Shares used to compute pro forma
net income (loss) per share
Basic	35,722	35,463	34,446
Diluted	37,461	35,463	37,136

SIRENZA MICRODEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash	$ 4,381	$ 2,440
Short-term investments	8,130	8,000
Accounts receivable	8,549	10,968
Inventories	8,309	8,496
Other assets	1,221	674
Total current assets	30,590	30,578
Net property, plant and equipment	7,169	8,273
Investment in GCS	3,065	3,065
Acquisition-related intangibles, net	5,991	6,921
Goodwill	5,442	5,631
Other assets	1,178	1,426
Total assets	$ 53,435	$ 55,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,307	$ 3,136
Accrued liabilities	2,533	3,040
Deferred margin on distributor inventory	837	1,069
Accrued restructuring	126	518
Accrued acquisition costs	--	779
Deferred rent, current	228	--
Short-term leases	19	56
Total current liabilities	7,050	8,598

Total long-term liabilities	513	18

Stockholders' equity	45,872	47,278
Total liabilities and stockholders' equity	$ 53,435	$ 55,894

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